VANGUARD AIRLINES, INC.

                    NONSTATUTORY STOCK OPTION


ROBERT J. SPANE, Optionee:

     Vanguard Airlines, Inc. (the "Company") has granted you an option to purchase shares of the common stock of the Company ("Common Stock") under that certain Employment Agreement, dated November 3, 1997, by and between the Company and Robert J. Spane (the "Agreement"). This option is not intended to qualify as and will not be treated as an "incentive stock option" within the meaning of Section 422 of the Internal Revenue Code of 1986, as amended (the "Code").

     The details of your option are as follows:

     1. TOTAL NUMBER OF SHARES SUBJECT TO THIS OPTION. The total number of shares of Common Stock subject to this option is Six Hundred Seventy-Seven Thousand Three Ninety-Six (677,396). Subject to the limitations contained herein, this option shall be exercisable in whole or in part only after the option has vested. This option shall vest as follows:

          (a) in equal quarterly increments during the term of your employment under the Agreement commencing with the commencement of your employment with the Company, with such vesting to be effective upon the last day of each calendar quarter;

          (b) one-half of any unvested option granted under the Agreement will vest upon your death or permanent disability;

          (c) all of the unvested options granted under the Agreement will vest upon the merger of the Company into or with another person, unless the Company is the surviving entity and the Agreement remains in full force and effect following such merger; and

          (d) all of the unvested options granted under the Agreement will vest upon the sale of all of the assets or stock of the Company to another person.

     2.   EXERCISE PRICE AND METHOD OF PAYMENT.

          (a) EXERCISE PRICE. The exercise price of this option is $2.50 per share, which is not less than 85% of the fair market value of the Common Stock on the date this option was granted to you.

          (b) METHOD OF PAYMENT. Payment of the exercise price per share is due in full upon exercise of all or any part of this option. You may elect, to the extent permitted by applicable statutes and regulations, to make payment of the exercise price under one of the following alternatives:

                    (i)  Payment of the exercise price per share
               in cash (including check) at the time of exercise;

                    (ii) Payment pursuant to a program developed
               under Regulation T as promulgated by the Federal Reserve Board which results in the receipt of cash (or check) by the Company prior to the issuance of Common Stock;

                    (iii)     Provided that at the time of
               exercise the Company's Common Stock is publicly traded and quoted regularly in the Wall Street Journal, payment by delivery of already owned shares of Common Stock, held for the period required to avoid a charge to the Company's reported earnings, and owned free and clear of any liens, claims, encumbrances or security interests, which Common Stock shall be valued at its fair market value on the date of exercise; or

                    (iv) Payment by a combination of the methods
               of payment permitted by subparagraph_3(b)(i) through 3(b)(iii) above.

     3. WHOLE SHARES. You may exercise this option only for whole shares and the Company shall be under no obligation to issue any fractional shares of Common Stock to you.

     4. SECURITIES LAW COMPLIANCE. Notwithstanding anything to the contrary contained in this option, this option may not be exercised unless the shares issuable upon exercise of this option are then registered under the Securities Act of 1933, as amended (the "Act") or, if the shares are not registered at that time, the Company has determined that the exercise and issuance would be exempt from the registration requirements of the Act.

     5. TERM OF OPTION. The term of this option begins on the date you were granted this option and, unless it ends sooner for the reason described below, terminates on November 3, 2007 (the "Expiration Date") (which date shall be no more than ten (10) years from the date this option was granted). You may not, under any circumstances, exercise this option on or after the Expiration Date.

     This option will also terminate prior to the end of its term subject to the following terms and conditions:

          (a) TERMINATION OF EMPLOYMENT OR RELATIONSHIP. If you cease to be employed or engaged as a director of or consultant to the Company or any of its affiliates because
     (i) you terminate the Agreement for any reason upon 30 days prior written notice, or (ii) the Company terminates the Agreement for Cause (as defined in the Agreement), then all unvested options granted to you under the Agreement will terminate on the date on which either you terminate the Agreement for any reason or the Company terminated the Agreement for Cause.

          (b) DISABILITY. If you cease to be employed or engaged as a director of or consultant to the Company or any of its affiliates under the Agreement as a result of your permanent disability, all unvested options granted to you under the Agreement will terminate on the date on which you cease to be so employed or engaged. All vested options granted under the Agreement shall remain in full force and effect after your permanent disability.

          (c) DEATH. In the event you die while you are an employee, director of or consultant to the Company or any of its affiliates under the Agreement, all unvested options granted to you under the Agreement will terminate on the date of your death. All vested options granted under the Agreement shall remain in full force and effect after your death.

     6.   EXERCISE OF OPTION.

          (a) You may exercise this option to the extent specified above by delivering the Notice of Exercise attached to this option as an exhibit together with the exercise price to the Secretary of the Company, or another person designated by the Company, during regular business hours, together with any additional documents required in the Notice of Exercise.

          (b)  By exercising this option you agree that:

               (i) the Company may require you to pay to the Company any tax withholding obligation of the Company arising from (1) your exercise of this option; (2) the lapse of any substantial risk of forfeiture to which the shares are subject at the time of exercise; or
          (3) the disposition of the shares of Common Stock you acquired upon the exercise of this option; and

               (ii) in connection with an underwritten
          registration of the offering of any securities of the Company under the Act, the Company (or a representative of the underwriters) may require that you not sell or otherwise transfer or dispose of any shares of Common
          Stock or other securities of the Company during a period not to exceed one hundred eighty (180) days following the effective date (the "Effective Date") of the registration statement of the Company filed under the Act. For purposes of this restriction you will be considered to own securities which (i) you own directly or indirectly, including securities held for your benefit by nominees, custodians, brokers or pledgees;
          (ii) you may acquire within sixty (60) days of the Effective Date; (iii) are owned directly or indirectly, by or for your brothers or sisters (whether by whole or half blood), spouse, ancestors and lineal descendants;
          or (iv) are owned, directly or indirectly, by or for a corporation, partnership, estate or trust of which you are a shareholder, partner or beneficiary, but only to the extent of your proportionate interest in the corporation, partnership, estate or trust as a shareholder, partner or beneficiary. You further agree that the Company may impose stop-transfer instructions on the securities subject to these restrictions until the end of the period.

     7. OPTION NOT TRANSFERABLE. This option may not be transferred, except by will or by the laws of descent and distribution or pursuant to a qualified domestic relations order as defined in the Code or Title I of the Employee Retirement Income Security Act (a "QDRO"), and is exercisable during your life only by you or a transferee pursuant to a QDRO. By delivering written notice to the Company, in a form satisfactory to the Company, you may designate a third party who, in the event of your death, shall thereafter be entitled to exercise this option.

     8. DILUTION OR ENLARGEMENT. In the event that there is any change in the capital structure of the Company, including but not limited to a change resulting from a stock dividend, stock split, reorganization, merger, consolidation, liquidation or any combination or exchange of shares of Common Stock, the number of shares of Common Stock subject to this option which remain unexercised will be subject to increase or decrease in order to prevent dilution or enlargement. The option exercise price also will be adjusted upon the occurrence of any of such events so that there will be no change in the aggregate option exercise price payable upon the exercise of this option.

     9. OPTION NOT AN EMPLOYMENT CONTRACT. This option is not an employment contract and nothing in this option creates in any way whatsoever any obligation on your part to continue in the employ of the Company, or of the Company to continue your employment with the Company. In the event this option is granted to you in connection with the performance of services as a director or consultant, references to employment, employee and similar terms shall be deemed to include the performance of services as a director or consultant; provided, however, that no rights as an employee shall arise by reason of the use of such terms.

     10. NOTICES. Any notices provided for in this option will be given in writing and will be considered to have been given upon receipt or, in the case of notices delivered by the Company to you, three (3) days after deposit in the United States mail, postage prepaid, addressed to you at the address specified below or at such other address as you later designate in writing to the Company.

     11. GOVERNING DOCUMENT. This option is subject to all the provisions of the Agreement, which is attached as an exhibit to this option. All provisions of the Agreement are hereby made a part of this option. This option is further subject to all interpretations and amendments that may from time to time be set forth and adopted under the Agreement. In the event of any conflict between the provisions of this option and those of the Agreement, the provisions of the Agreement shall control.

     Dated the 18th day of May, 1999.

                    Very truly yours,


               VANGUARD AIRLINES, INC.


               By: /s/ Brian S. Gillman
                    Duly authorized on behalf
                    of the Board of Directors

                    Printed Name:  Brian S. Gillman
                    Title:  Vice President and General Counsel

ATTACHMENTS:

     Employment Agreement, dated November 3, 1997, between
          Vanguard Airlines, Inc. and Robert J. Spane
     Notice of Exercise

     (a) I acknowledge that I have received the foregoing option and the attachments referenced in it and I understand that all rights and liabilities with respect to this option are set forth in the option and the Agreement; and

     (b) I acknowledge that this Agreement has been provided to me by the Company in connection with the Company's one-for-five reverse stock split and I understand that this Agreement is not an additional stock grant. I further acknowledge that all rights granted with corresponding agreement(s) prior to the reverse stock split on May 18, 1999 are null and void.

     (c) I acknowledge that as of the date of grant of this option, this option and its exhibits set forth the entire understanding between myself and the Company and its affiliates regarding the acquisition of stock in the Company and supersedes all prior oral and written agreements on that subject with the exception of the following agreements only:

          NONE __________

          OTHER _________



                          OPTIONEE:  ROBERT J. SPANE

                          Signature: /s/ Robert J. Spane

                          Address: __________________________

                                   __________________________

                          Social Security Number: ___________